Exhibit 99.1
News Release
Novelis Reports Fourth Quarter and Fiscal Year 2022 Results

Q4 Fiscal Year 2022 Highlights
•Net income from continuing operations of $217 million, up 21% YoY; net income from continuing operations excluding special items was $189 million, up 10% YoY
•Record shipments of 987 kilotonnes, up from 983 kilotonnes prior year
•Adjusted EBITDA of $431 million, down 15% YoY primarily due to short-term operational cost challenges

Full Fiscal Year 2022 Highlights
•Record net income from continuing operations of $1.0 billion, up 122% YoY; net income from continuing operations excluding special items was $934 million, up 66% YoY
•Record shipments of 3,858 kilotonnes, up 7% YoY
•Record Adjusted EBITDA of $2.0 billion, up 19% YoY; Adjusted EBITDA per ton shipped reached $530, up 12% YoY
•Net leverage ratio improved to 2.2x, compared to 2.9x as of March 31, 2021
•Embarking on a transformational organic growth period to further strengthen our industry leading position; Announced today an approximately $2.5 billion greenfield, fully integrated rolling and recycling plant in the U.S. to support strong demand for aluminum beverage packaging and automotive solutions and advance a more circular economy

ATLANTA, May 11, 2022 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the fourth quarter and full fiscal year 2022.
For the fourth quarter, net income attributable to its common shareholder increased 22% versus the prior year to $215 million, while net income from continuing operations increased 21% to $217 million. Excluding special items in both years, fourth quarter fiscal year 2022 net income from continuing operations increased 10% versus the prior year to $189 million.
For the full year, fiscal 2022 net income attributable to its common shareholder increased more than four-fold versus the prior year to $954 million, while net income from continuing operations more than doubled to $1.0 billion. Excluding special items in both years, fiscal year 2022 net income from continuing operations increased 66% to $934 million, driven mainly by higher Adjusted EBITDA.
"We achieved record full year results and crossed notable financial milestones for Adjusted EBITDA and net income, reflecting a continued focus on meeting strong customer demand for infinitely recyclable aluminum products while striving to advance our business and industry toward a more circular economy,” said Steve Fisher, President and Chief Executive Officer, Novelis, Inc. “Our market-leading position, strong underlying market demand, and history of success adding new capacity position us to embark on our next phase of strategic expansion to support our customers for the long term, and deliver on our purpose of shaping a sustainable world together by reducing carbon emissions across the supply chain.”

Fourth Quarter Fiscal 2022 Results
Net sales increased 34% to $4.8 billion for the fourth quarter of fiscal year 2022, compared to $3.6 billion in the prior year period, primarily driven by higher average aluminum prices and local market premiums. Total flat rolled product shipments were a record 987 kilotonnes, a slight increase over prior year shipments of 983 kilotonnes, driven by strong beverage can and aerospace shipments offsetting lower automotive shipments impacted by semiconductor shortages in the automotive industry.
Adjusted EBITDA of $431 million in the fourth quarter of fiscal year 2022 included approximately $55 million of higher operational costs, primarily in North America, as a result of production and logistics challenges that are not expected to continue in fiscal 2023. The current year quarter also included a $15 million non-recurring regulatory provision. Other higher inflationary cost pressures were largely offset by favorable product pricing.

Full-Year Fiscal 2022 Results
Net sales increased 40% to $17.1 billion in fiscal year 2022, compared to $12.3 billion in fiscal year 2021, primarily driven by higher average aluminum prices and record shipments in every product end market. Total flat rolled product shipments increased 7% over the prior year to 3,858 kilotonnes, driven by strong demand for sustainable, flat rolled aluminum sheet and recovery from COVID-related production shutdowns early in the prior fiscal year.
Adjusted EBITDA increased 19% to a record $2.0 billion in fiscal year 2022, compared to $1.7 billion in fiscal year 2021. The increase in Adjusted EBITDA is primarily due to higher volume, favorable product mix despite constrained automotive shipments impacted by the semiconductor chip shortage this year, and a strong demand environment benefiting pricing, partially offset by high inflation and operational disruptions. Adjusted EBITDA per ton shipped increased to $530 in fiscal year 2022, compared to $474 in fiscal 2021.
Adjusted free cash flow from continuing operations was $649 million in fiscal 2022, after absorbing more than $400 million of increased working capital pressure from rising aluminum prices, net of metal price lag, compared to the prior year free cash flow of $740 million. The company's net leverage ratio (net debt / TTM Adjusted EBITDA) improved to 2.2x at the end of fiscal year 2022, compared to 2.9x at the end of fiscal year 2021.
"Our record operational and financial performance in fiscal 2022 drove a reduction in net leverage to well within our targeted range and provides a solid footing to begin our next wave of transformational investments," said Devinder Ahuja, Executive Vice President and Chief Financial Officer, Novelis, Inc. “We are well positioned to navigate current inflationary headwinds and global supply chain challenges, while keeping our focus on expanding capacity to support growing long term customer demand across end markets."
We have an attractive opportunity to expand rolling and recycling capacity as a critical partner to customers' growing demand for sustainable aluminum products. We are considering a number of potential capital investment opportunities over the next five years, spanning regions and end markets. This includes our plans, announced in a separate press release today, to commence construction of an approximately $2.5 billion, fully integrated greenfield rolling mill in Bay Minette, Alabama, U.S., to support strong demand for sustainable, beverage can and automotive aluminum sheet. Other previously announced U.S. projects include Oswego hot mill debottlenecking and the construction of a state-of-the art, automotive recycling center in Guthrie, while in Asia, we are expanding recycling and casting in Ulsan, South Korea, and integrating our automotive business in Asia with the addition of a new cold mill and automotive recycling center in China.
Novelis ended fiscal year 2022 with strong total liquidity of $2.6 billion as of March 31, 2022.

First Quarter Fiscal Year 2023 Outlook
Market demand remains broadly favorable and non-recurring items from fourth quarter fiscal year 2022 are behind us. We expect first quarter fiscal year 2023 Adjusted EBITDA per ton to return to levels above $500 per ton, even as we navigate continuing impacts from semi-conductor shortages, customer impacts from COVID lockdowns in China, global supply chain challenges and elevated energy costs.

Fourth Quarter and Fiscal Year 2022 Earnings Conference Call
Novelis will discuss its fourth quarter fiscal year 2022 results via a live webcast and conference call for investors at 7:00 a.m. EST on Wednesday, May 11, 2022. To view slides and listen only, visit https://cc.callinfo.com/r/1fxvomin9j01c&eom. To join by telephone, dial toll-free in North America at 800-734-8507, India toll-free at 18002662124 or the international toll line at +1-212-231-2920. Presentation materials and access information can also be found at novelis.com/investors.

About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a critical partner providing innovative aluminum solutions to customers, and the world’s largest roller and recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage can and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $17.1 billion in fiscal year 2022. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.

Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the Condensed Consolidated Statements of Operations, Condensed Consolidated Balance Sheets, Condensed Consolidated Statements of Cash Flows, Reconciliation of Adjusted EBITDA, Adjusted Free Cash Flow, Total Liquidity, Net Debt, Income from continuing operations excluding Special Items, and Segment Information.

Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are statements about our expectations for first quarter of fiscal year 2023 Adjusted EBITDA per ton to return to levels above $500 per ton and our ability to navigate current inflationary headwinds and global supply chain challenges. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: changes in the prices and availability of aluminum (or premiums associated with such prices) or other materials and raw materials we use; inflationary pressures impacting the price of labor, freight, coatings and alloys; the capacity and effectiveness of our hedging activities; relationships with, and financial and operating conditions of, our customers, suppliers and other stakeholders; fluctuations in the supply of, and prices for, energy in the areas in which we maintain production facilities; our ability to access financing including in connection with potential acquisitions and investments; continued risks stemming from the acquisition of Aleris Corporation, including uncertainties inherent in the acquisition method of accounting; disruption to our global aluminum production and supply chain as a result of COVID-19 or geopolitical factors, such as Russia’s recent invasion of Ukraine; changes in the relative values of various currencies and the effectiveness of our currency hedging activities; factors affecting our operations, such as litigation, environmental remediation and clean-up costs, breakdown of equipment and other events; economic, regulatory and political factors within the countries in which we operate or sell our products, including changes in duties or tariffs; risks related to cybersecurity and data breaches; our potential inability to protect our intellectual property and the confidentiality of our know-how, trade secrets, technology, and other proprietary information; competition from other aluminum rolled products producers as well as from substitute materials such as steel, glass, plastic and composite materials; downturns in consumer demand for our products or changes in consumer preferences as it relates to our products; the impact of the global semiconductor shortage on automotive production and demand for automotive aluminum sheet; changes in general economic conditions including deterioration in the global economy; the risks of pandemics or other public health emergencies, including the continued spread and impact of, and the governmental and third party response to, the ongoing COVID-19 outbreak; the impact of climate change or the legal, regulatory, or market response to climate change; changes in government regulations, particularly those affecting taxes, derivative instruments, environmental, health or safety compliance; risks that production levels and margins of our recent capital expenditures do not grow in line with our current expectations and that we may not realize returns commensurate with our investments; changes in interest rates that have the effect of increasing the amounts we pay under our credit facilities and other financing agreements; and our ability to generate cash. The above list of factors is not exhaustive. Other important risk factors are included under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2022.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 760 6461	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions) (Quarterly figures unaudited)	2022	2021	2022	2021
Net sales	$4,849	$3,631	$17,149	$12,276
Cost of goods sold (exclusive of depreciation and amortization)	4,204	2,917	14,354	9,980
Selling, general and administrative expenses	174	151	631	551
Depreciation and amortization	145	147	550	543
Interest expense and amortization of debt issuance costs	54	61	227	267
Research and development expenses	24	26	92	83
Loss on extinguishment of debt, net	1	14	64	14
Restructuring and impairment expenses, net	—	1	1	29
Equity in net income of non-consolidated affiliates	—	(2)	(8)	(1)
Business acquisition and other related costs	—	—	—	11
Other expenses (income), net	25	17	(61)	103
	$4,627	$3,332	$15,850	$11,580
Income from continuing operations before income tax provision	222	299	1,299	696
Income tax provision	5	119	281	238
Net income from continuing operations	$217	$180	$1,018	$458
Loss from discontinued operations, net of tax	(1)	(4)	(63)	(51)
Loss on sale of discontinued operations, net of tax	—	—	—	(170)
Net loss from discontinued operations	$(1)	$(4)	$(63)	$(221)
Net income	$216	$176	$955	$237
Net income attributable to noncontrolling interest	1	—	1	1
Net income attributable to our common shareholder	$215	$176	$954	$236

Novelis Inc.
CONSOLIDATED BALANCE SHEETS

(in millions, except number of shares)	March 31, 2022	March 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$1,070	$998
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $6 and $5 as of March 31, 2022 and March 31, 2021, respectively)	2,590	1,687
— related parties	222	166
Inventories	3,038	1,928
Prepaid expenses and other current assets	195	198
Fair value of derivative instruments	377	137
Assets held for sale	5	5
Current assets of discontinued operations	6	15
Total current assets	$7,503	$5,134
Property, plant and equipment, net	4,624	4,687
Goodwill	1,081	1,083
Intangible assets, net	623	696
Investment in and advances to non–consolidated affiliates	832	838
Deferred income tax assets	158	130
Other long–term assets
— third parties	274	316
— related parties	1	1
Total assets	$15,096	$12,885
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long–term debt	$26	$71
Short–term borrowings	529	236
Accounts payable
— third parties	3,869	2,498
— related parties	320	230
Fair value of derivative instruments	959	280
Accrued expenses and other current liabilities	774	670
Current liabilities of discontinued operations	21	16
Total current liabilities	$6,498	$4,001
Long–term debt, net of current portion	4,967	5,653
Deferred income tax liabilities	158	162
Accrued postretirement benefits	669	878
Other long–term liabilities	295	305
Total liabilities	$12,587	$10,999
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 1,000 shares issued and outstanding as of March 31, 2022 and March 31, 2021	—	—
Additional paid–in capital	1,304	1,404
Retained earnings	1,818	864
Accumulated other comprehensive loss	(620)	(366)
Total equity of our common shareholder	$2,502	$1,902
Noncontrolling interest	7	(16)
Total equity	$2,509	$1,886
Total liabilities and equity	$15,096	$12,885

Novelis Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Fiscal Year Ended March 31,
(in millions)	2022	2021
OPERATING ACTIVITIES
Net income	$955	$237
Net loss from discontinued operations	(63)	(221)
Net income from continuing operations	$1,018	$458
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	550	543
Loss on unrealized derivatives and other realized derivatives in investing activities, net	79	1
Gain on sale of business	(15)	—
Loss on sale of assets	8	1
Impairment charges	—	1
Loss on extinguishment of debt, net	64	14
Deferred income taxes, net	27	49
Equity in net income of non-consolidated affiliates	(8)	(1)
Gain on foreign exchange remeasurement of debt	(10)	(3)
Amortization of debt issuance costs and carrying value adjustments	18	28
Other, net	4	—
Changes in assets and liabilities including assets and liabilities held for sale (net of effects from divestitures):
Accounts receivable	(1,030)	(323)
Inventories	(1,184)	(94)
Accounts payable	1,540	569
Other assets	(6)	91
Other liabilities	77	(125)
Net cash provided by operating activities - continuing operations	1,132	1,209
Net cash provided by (used in) operating activities - discontinued operations	11	(82)
Net cash provided by operating activities	$1,143	$1,127
INVESTING ACTIVITIES
Capital expenditures	$(446)	$(485)
Acquisition of business, net of cash acquired	—	(2,614)
Proceeds from sales of assets, third party, net of transaction fees and hedging	1	4
Proceeds from the sale of a business	9	—
Proceeds from investment in and advances to non-consolidated affiliates, net	—	9
Outflows from the settlement of derivative instruments, net	(53)	(5)
Other	16	12
Net cash used in investing activities - continuing operations	(473)	(3,079)
Net cash provided by investing activities - discontinued operations	—	357
Net cash used in investing activities	$(473)	$(2,722)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$1,985	$3,042
Principal payments of long-term and short-term borrowings	(2,406)	(2,301)
Revolving credit facilities and other, net	(69)	(506)
Debt issuance costs	(25)	(44)
Contingent consideration paid in acquisition of business	—	(9)
Return of capital to our common shareholder	(100)	—
Net cash (used in) provided by financing activities - continuing operations	(615)	182
Net cash used in financing activities - discontinued operations	—	(2)
Net cash (used in) provided by financing activities	$(615)	$180
Net increase (decrease) in cash, cash equivalents and restricted cash	55	(1,415)
Effect of exchange rate changes on cash	2	40
Cash, cash equivalents and restricted cash — beginning of period	1,027	2,402
Cash, cash equivalents and restricted cash — end of period	$1,084	$1,027

Cash and cash equivalents	$1,070	$998
Restricted cash (Included in other long-term assets)	14	15
Restricted cash (Included in prepaid expenses and other current assets)	—	14
Cash, cash equivalents and restricted cash — end of period	$1,084	$1,027

Reconciliation of Adjusted EBITDA (unaudited) to Net income attributable to our common shareholder
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to Net income attributable to our common shareholder.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2022	2021	2022	2021
Net income attributable to our common shareholder	$215	$176	$954	$236
Net income attributable to noncontrolling interests	1	—	1	1
Income tax provision	5	119	281	238
Interest, net	51	59	218	258
Depreciation and amortization	145	147	550	543
EBITDA	$417	$501	$2,004	$1,276

Adjustment to reconcile proportional consolidation	$10	$14	$56	$56
Unrealized losses (gains) on change in fair value of derivative instruments, net	34	(3)	28	11
Realized (gains) losses on derivative instruments not included in segment income	(1)	(1)	(2)	1
Loss on extinguishment of debt, net	1	14	64	14
Restructuring and impairment expenses, net	—	1	1	29
Gain on sale of business	—	—	(15)	—
Loss on sale of fixed assets	3	1	8	1
Purchase price accounting adjustments	—	—	—	29
Loss from discontinued operations, net of tax	1	4	63	51
Loss on sale of discontinued operations, net of tax	—	—	—	170
Metal price lag	(39)	(26)	(166)	6
Business acquisition and other related costs	—	—	—	11
Other, net	5	—	4	59
Adjusted EBITDA	$431	$505	$2,045	$1,714

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted free cash flow and Adjusted free cash flow from continuing operations, non-GAAP financial measures, to Net cash provided by operating activities - continuing operations.

	Fiscal Year Ended March 31,
(in millions)	2022	2021
Net cash provided by operating activities - continuing operations	$1,132	$1,209
Net cash used in investing activities - continuing operations	(473)	(3,079)
Plus: Cash used in the acquisition of business, net of cash and restricted cash acquired	—	2,614
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(10)	(4)
Adjusted free cash flow from continuing operations	649	740
Net cash provided by (used in) operating activities - discontinued operations	11	(82)
Net cash provided by investing activities - discontinued operations	—	357
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging - discontinued operations	—	(403)
Adjusted free cash flow	$660	$612

Cash and Cash Equivalents and Total Liquidity (unaudited)
The following table reconciles Total liquidity to the ending balances of cash and cash equivalents.

(in millions)	March 31, 2022	March 31, 2021
Cash and cash equivalents	$1,070	$998
Availability under committed credit facilities	1,499	1,223
Total liquidity	$2,569	$2,221

Net debt (unaudited)
The following table reconciles Long-term debt, net of current portion to Net debt.

	March 31,
	2022	2021
Long–term debt, net of current portion	$4,967	$5,653
Current portion of long–term debt	26	71
Short–term borrowings	529	236
Cash and cash equivalents	(1,070)	(998)
Net debt	$4,452	$4,962

Reconciliation of Net income from continuing operations, excluding special items (unaudited) to Net income from continuing operations
The following table presents Net income from continuing operations excluding special items. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended March 31,		Fiscal Year Ended March 31,
(in millions)	2022	2021	2022	2021
Net income from continuing operations	$217	$180	$1,018	$458
Special Items:
Business acquisition and other related costs	—	—	—	11
Gain on sale of a business	—	—	(15)	—
Loss on extinguishment of debt, net	1	14	64	14
Metal price lag	(39)	(26)	(166)	6
Restructuring and impairment expenses, net	—	1	1	29
Charitable donation	—	—	—	50
Purchase price accounting adjustment	—	—	—	29
Tax effect on special items	10	3	32	(36)
Net income from continuing operations, excluding special items	$189	$172	$934	$561

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended March 31, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$105	$73	$96	$156	$1	$431

Shipments (in kt)
Rolled products - third party	376	271	184	156	—	987
Rolled products - intersegment	—	3	19	—	(22)	—
Total rolled products	376	274	203	156	(22)	987

Selected Operating Results Three Months Ended March 31, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$174	$104	$78	$132	$17	$505

Shipments (in kt)
Rolled products - third party	362	262	199	160	—	983
Rolled products - intersegment	—	10	1	—	(11)	—
Total rolled products	362	272	200	160	(11)	983

Selected Operating Results Fiscal Year Ended March 31, 2022	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$685	$324	$352	$681	$3	$2,045

Shipments (in kt)
Rolled products - third party	1,467	1,038	737	616	—	3,858
Rolled products - intersegment	—	29	26	1	(56)	—
Total rolled products	1,467	1,067	763	617	(56)	3,858

Selected Operating Results Fiscal Year Ended March 31, 2021	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$663	$285	$305	$449	$12	$1,714

Shipments (in kt)
Rolled products - third party	1,348	947	740	578	—	3,613
Rolled products - intersegment	—	30	6	1	(37)	—
Total rolled products	1,348	977	746	579	(37)	3,613